Surfect Holdings, Inc.
1800 West Broadway Road
Tempe, Arizona 85252

December 3, 2007

Reference is made to the Engagement Letter, dated November 28, 2007 (“Letter”), between Surfect Holdings, Inc. (the “Company) and Westminster Securities Corp. Section 2 of the Letter shall be deleted in its entirety and replaced with the following in lieu thereof:

“2. Warrant Consideration: At each closing of a Financing, the Company shall issue to Westminster or its designees warrants to purchase 7% (or with respect to securities placed through other brokerage firms, 9% of the securities placed through such firms) of the total common stock issued and issuable from the Financing (including common stock underlying warrants and convertible securities), exercisable at the lowest of the purchase, conversion, or exercise price per share of any securities issued to investors in such Financing. Such warrants shall have registration, antidilution, and cashless exercise rights under the same terms as any warrants issued to investors in such Financing, and otherwise under customary, mutually agreeable terms.”

Except as modified and amended herein, the Letter shall remain in full force and effect in accordance with its terms.

Sincerely,

Surfect Holdings,

		By:	/s/ Steven Anderson
Steven Anderson, President and CEO

Acknowledged and Agreed:

WESTMINSTER SECURITIES CORP.

By:	/s/ John P. O’Shea
Name: John P. O’Shea Title: Chairman and CEO